EXHIBIT 99
FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
September 19, 2003		tad.hutcheson@airtran.com
407.251.5578

AirTran Holdings, Inc., Announces Public Offering of Common Stock

     ORLANDO, Fla. Sept. 19, 2003 - AirTran Holdings, Inc., (NYSE:AAI) the parent company of AirTran Airways, today announced its intention to sell, subject to market and other conditions, 8,650,000 shares of its common stock pursuant to an effective shelf registration statement previously filed with the Securities and the Exchange Commission.

     The underwriters have the option to purchase up to an additional 1,297,500 shares of common stock from AirTran Holdings to cover over-allotments, if any. AirTran Holdings intends to use the net proceeds from the offering to:

--	redeem $35 million of its 11.27% senior secured notes, currently held by Boeing Capital Loan Corporation; and
--

purchase from Boeing Capital warrants currently held by it to purchase 1,000,000 shares of AirTran Holdings' common stock for a purchase price based upon the public offering price less the exercise price of the warrants.

     AirTran Holdings intends to use the remainder of the proceeds from the offering for working capital and other capital expenditures, including capital expenditures relating to aircraft purchase.

     Morgan Stanley is the sole bookrunning manager on this transaction, with Raymond James and Associates, Inc., and Blaylock and Partners, L.P., acting as co-managers.

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering is being made solely by means of a prospectus, copies of which may be obtained by contacting Morgan Stanley and Co., Inc., 1585 Broadway, New York, NY 10036.

     AirTran Airways is one of America's largest low-fare airlines -- employing more than 5,600 professional Crew Members and operating 492 flights a day to 44 destinations. The airline's hub is at Hartsfield Atlanta International Airport, the world's busiest airport by passenger volume, where it is the second largest carrier operating 189 flights per day. AirTran Airways, a subsidiary of AirTran Holdings (NYSE:AAI), is the world's largest operator of the Boeing 717 and has the youngest all-Boeing fleet of any airline. In 2004, the airline will begin taking delivery of new Boeing 737-700s.

Editor's Note: The Company issues financial statements quarterly. Statements regarding the Company's business model, continuous growth trends, strength of passenger demand and customers' response to our product are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, commodity prices and actions by competitors, regulatory matters and general economic conditions. The Company disclaims any obligation to update or correct any of its forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2002. Copies of this filing may be obtained by contacting the Company or the SEC.